UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-A/A
(Post-Effective Amendment No. 5)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BioScrip, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	05-0489664
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Intruction A.(c), please check the following box ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Intruction A.(d), please check the following box ☒

Securites Act registration statement file number to which this form relates: None
Securities to be registered to Section 12(g) of the Act: Series A Junior Participating Preferred Stock Purchase Rights

Information Required in Registration Statement

BioScrip, Inc. (“BioScrip”) hereby amends the following items, exhibits and other portions of its Registration Statement on Form 8-A/A, which was originally filed on December 4, 1998 and amended on December 14, 1998 by Post-Effective Amendment No. 1 thereto, on May 20, 1999 by Post-Effective Amendment No. 2 thereto, on December 4, 2002 by Post-Effective Amendment No. 3 thereto and on December 14, 2006 by Post Effective Amendment No. 4 thereto (collectively, the “Registration Statement”).

Item 1.  Description of Registrant’s Securities to be Registered

On March 4, 2009 BioScrip entered into the Second Amendment (the “Second Amendment”) to the Amended and Restated Rights Agreement, dated as of December 3, 2002, between BioScrip (f/k/a MIM Corporation) and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”).  The Second Amendment amended the Rights Agreement to exclude Heartland Advisors, Inc. (“Heartland”) from the definition of “Acquiring Person” unless it becomes, together with its affiliates and associates, the beneficial owner of 22.5% or more of the shares of BioScrip’s outstanding common stock, other than as a result of repurchases by BioScrip of shares of its common stock.  Under the Rights Agreement, as amended, any person other than Heartland would become an Acquiring Person upon the acquisition, either alone or together with the affiliates and associates of that person, of the beneficial ownership of 15% or more of the outstanding shares of BioScrip’s common stock.

The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Second Amendment, a copy of which is filed with this report as Exhibit 4.4

Item 2.  Exhibits

Exhibit No.	Description of Exhibit
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to BioScrip’s Current Report on Form 8-K filed on March 17, 2005, SEC Accession No. 0000950123-05-003294)
3.2	Amended and Restated By-Laws (incorporated by reference to BioScrip’s Current Report on Form 8-K filed on May 16, 2007, SEC Accession no. 0000950123-07-007569)
4.1
Specimen Common Stock Certificate (incorporated by reference to BioScrip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006,  SEC Accession no. 0000950123-06-004022)

4.2
Amended and Restated Rights Agreement, dated as of December 3, 2002, between BioScrip (f/k/a MIM Corpopration) and American Stock Transfer and Trust Company (incorporated by reference to Post-Effective Amendment No. 3 to BioScrip’s Form 8-A/A dated December 4, 2002)

4.3
First Amendment, dated December 13, 2006, to the Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”), between BioScrip (f/k/a MIM Corpopration) and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to BioScrip’s Current Report on Form 8-K filed on December 14, 2006, SEC Accession No. 0000950123-06-0155184)

4.4
Second Amendment, dated March 4, 2009, to the Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 4, 2009	BIOSCRIP, INC.
By: /s/ Barry A. Posner Barry A. Posner, Executive Vice President Secretary and General Counsel